                                                                     Exhibit 2.4

          AMENDED AND RESTATED SHARED FACILITIES AND SERVICES AGREEMENT

                  AGREEMENT ("Agreement"), made this 20th day of September 1999 by and between Century Aluminum of West Virginia, Inc. ("Century"), and Pechiney Rolled Products LLC ("Pechiney").

                  WHEREAS Century owns and operates a reduction facility, a casting house, a multi-purpose rolling mill and related assets and property in Ravenswood, West Virginia (collectively, the "Ravenswood Complex");

                  WHEREAS the various components of the Ravenswood Complex have been operated by Century as a single integrated facility;

                  WHEREAS the Ravenswood Complex will be divided into two separately operated and managed facilities, to be known as the Pechiney Site and the Century Site (each a "Site");

                  WHEREAS Century Aluminum Company, Century and Pechiney have entered into a Stock and Asset Purchase Agreement dated July 26, 1999 (the "Purchase Agreement"), pursuant to which Pechiney has agreed to acquire the Pechiney Site;

                  WHEREAS there are certain services, facilities and related physical assets that will be shared between the two Sites and the parties provided therefor in the Shared Facilities and Services Agreement dated as of July 26, 1999 (the "July Agreement"), and

                  WHEREAS, the committee established pursuant to the July Agreement has met and the parties have determined as a result thereof that it is in their best interest to amend and restate the July Agreement in its entirety to reflect the recommendations of that committee.

                  NOW THEREFORE, in consideration of one dollar and other valuable consideration and in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

                  The July Agreement is amended and restated to read in its entirety as follows:

                  1. Division of Premises. Pursuant to the Purchase Agreement, a division of the Ravenswood Complex has been agreed upon by Century and Pechiney as shown on the site plan entitled Survey of Century Aluminum of West Virginia Operating Fabrication Plant located in Union District of Jackson County on the waters of the Ohio River, State of West Virginia, prepared by Point Surveying and Mapping, Delbert F. Bratcher W.V.P.S. No. 867 and dated May 18, 1999, revised September 17, 1999, which has been duplicated and recorded in the Jackson County Registry of Deeds. A reduced photocopy of such plan is attached hereto as Exhibit A. The parties shall cooperate with each other in taking such other action as is necessary in dividing the Ravenswood Complex in a way that results in compliance with existing zoning, land use, environmental and similar laws and regulations and (b) seeking such permits, variances and changes to such existing laws and regulations as are necessary to accomplish such division.

                  2. [Intentionally left blank]

                  3. Shared Services. Set forth in Exhibit B hereto is a list of shared services and facilities that will be utilized by each of the Century Site and the Pechiney Site (the "Facilities") in the normal course of operations, and the services to be provided by the Facilities and certain human services departments (each a "Shared Service") of Pechiney or Century, as owner of a Facility, to Pechiney or Century, as the case may be, with respect to such Facility. Exhibit B further specifies the owner and manager of each Facility. Annex A to Exhibit B describes the Facilities, shared services, and the allocations of responsibilities and costs agreed with respect thereto, and Annex A to Exhibit B is incorporated herein in its entirety and made a part of this Agreement. Attached as Exhibits C, D, E, F, G and H hereto are agreements between the parties to more fully effect certain of the agreed allocations described in Annex A and other matters relating to the Shared Services (the "Further Agreements").

                  4. Limitations. (a) Except as specifically provided in (x) this Agreement (including Exhibit B), or (y) any Further Agreement, this Agreement does not and shall not be deemed to constitute a lease or a conveyance of any real property or premises, or to confer upon any party any right, title, estate or interest in the Ravenswood Complex or any part thereof, including any equipment or other assets.

                  (b) Except as otherwise expressly provided in (y) this Agreement (including Exhibit B), or (y) any Further Agreement, no party shall permit the whole or any portion of a Facility owned by the other party to be occupied or utilized by any other person or entity, other than its officers, directors and employees in the performance of their duties in the ordinary course of business and operation of the Century Site and the Pechiney Site, as the case may be.

                  5. Committee. Promptly upon execution of this Agreement, the parties will appoint a committee ("Committee"), composed of not more than four representatives consisting of two representatives selected by Century and two representatives selected by Pechiney, the function of which is to:

                  (a) establish the contingency guidelines provided for in
Section 10(e) hereof;

                  (b) make recommendations regarding the Shared Facilities and Shared Services to the extent contemplated in Annex A to Exhibit B; and

                  (c) make recommendations regarding such other items as shall be referred to it by the parties.

                  The Committee shall not have the right or power to bind the parties hereto, but shall forward its recommendations for consideration by the parties promptly upon completion. The Committee shall complete its activities within ninety (90) days from the date hereof, subject to extension of such period by the parties hereto.

                  6. Easements. On the date hereof, the parties hereto granted to each other certain easements as contemplated in the July Agreement and as set forth in further detail in the

Reciprocal Easement Agreement attached hereto as Exhibit H (the "Reciprocal Easement Agreement").

                  7. Standards; Payment. Unless otherwise expressly provided in this Agreement, or in a Further Agreement, the following shall apply from and after the Closing with respect to all Shared Services provided pursuant to this
Agreement:

                  (a) A party obligated to perform a service under this Agreement shall do so using standards of care and levels and manner of performance consistent with good industry practice. All Facilities to be operated by either party shall be operated and maintained in a manner consistent with the obligations of that party to perform hereunder and so as not to discriminate against the other party hereto. Unless otherwise agreed, all costs and expenses of operating and maintaining a Facility shall be paid by the party owning that Facility, subject to allocations and reimbursements as provided herein or in any Further Agreement. Each party shall perform its obligations with respect to a Shared Service without undue delay and shall keep its respective equipment and Facilities which are necessary or useful to the performance of its obligations in good working condition.

                  (b) (i) Except as otherwise specifically provided herein or in any Further Agreement, all Shared Services shall be provided for an amount equal to the providing party's Direct Costs for providing such Shared Service. Direct Costs shall include, without limitation, wages and employee benefits of personnel that are directly providing the Shared Service, as well as actual supply, maintenance and other expenses of the providing party incurred in providing the Shared Service and any and all other costs which are directly generated by, and related to, the operation and maintenance of the relevant Facility and the provision of the Shared Service ("Direct Costs"). Direct Costs shall not include depreciation expense.

                  (ii) Except as otherwise specified herein or in any Further Agreement, Direct Costs shall be allocated to the recipient of the Shared Service based upon such recipient's actual usage.

                  (c) Each party shall render to the other a monthly statement for amounts due for Shared Services or in any Further Agreement for the immediately preceding calendar month, setting forth in reasonable detail the services provided and Facilities used and the Direct Costs thereof. The recipient shall pay the provider the invoiced amount in immediately available funds within thirty (30) days after delivery of the invoice. Payments due on a day other than a business day shall be made on the next succeeding business day. Amounts due from Pechiney to Century, and from Century to Pechiney, hereunder or under the Further Agreements, may be netted or set off one against the other.

                  (d) If an error is made in the calculation of any amount payable by the recipient under this Agreement or in any Further Agreement, the invoice to such recipient for the month immediately succeeding the month in which such error was finally determined shall be increased or decreased, as the case may be, by an amount equal to the amount of such overpayment or underpayment, as the case may be.

                  (e) If a party disputes the amount of any charge, notwithstanding the provisions of Section 15 hereof, it shall pay the undisputed amounts and shall set forth in writing those amounts to which it objects with a reasonably detailed explanation of the basis for its objections. The parties shall act in good faith and promptly resolve any such disputed amounts. Any such dispute not so resolved shall be subject to the provisions of Section 15 hereof.

                  (f) Notwithstanding any other provision of this Agreement or in any Further Agreement, interest shall accrue on any overdue amount payable thereunder at a rate equal to one and one-half percent (1-1/2%) per month, prorated for the number of days such overdue amounts are outstanding.

                  (g) Each party shall provide the other with such reasonable information as the other may request to review and confirm the accuracy of the monthly statements provided under Section 7(c) above. Each party shall keep complete and accurate books and records of account relating to the cost of Shared Services in accordance with Section 13(b) hereof.

                  (h) The recipient shall pay to the provider for each Shared Service that is the subject of any sales or use tax imposed by any Governmental Authority (as defined in Section 20), within fifteen (15) days after demand therefor, an amount equal to the recipient's pro rata portion of the aggregate amount of such sales and use taxes. Notwithstanding the foregoing, the recipient shall use reasonable efforts to provide exemption certificates where available and to calculate any applicable sales and use taxes and to make payment thereof directly to the appropriate taxing authority.

                  8. Term and Termination. (a) Unless otherwise provided herein or in a Further Agreement with respect to a specific Shared Service, this Agreement shall have a term of eight (8) years commencing the date hereof with respect to each Shared Service, provided that either party shall be entitled to extend the term of this Agreement for one (1) additional term of eight (8) years with respect to each Shared Service, upon notice thereof to the other given not less than six (6) months prior to the expiration of the initial term.

                  (b) Unless otherwise provided herein or in a Further Agreement with respect to a specific Shared Service, each of Century and Pechiney may, at any time, terminate this Agreement as to any specific Shared Service it is the recipient of hereunder on not less than six (6) months' prior written notice to the providing party, unless such providing party is also a recipient of such Shared Service and such cancellation would have the effect of depriving the provider of the use or benefit of such Shared Service; provided, however, for purposes of this Section 8, the loss or reduction of financial support alone shall not be deemed to deprive the provider of the use or benefit of the Shared Service.

                  (c) Except as otherwise provided herein or in a Further Agreement, either party may terminate this Agreement as to any specific Shared Service on not less than six (6) months' prior written notice if the non-terminating party has not used such Shared Service during the twelve (12) months immediately prior to the date of such notice. Termination of a specific Shared Service shall become effective only upon receipt by the terminating party of a written consent to such termination, which consent shall not be unreasonably delayed or denied.

                  (d) This Agreement may be terminated with respect to any specific Shared Service but solely with respect to such Shared Service at the option of:

                  (i) the recipient thereof, if the provider thereof fails to supply the Shared Service in question or to perform in accordance with the terms of this Agreement or any Further Agreement relating to such Shared Service any other material term, covenant or agreement contained in this Agreement or such Further Agreement on its part to be performed or observed with respect to such Shared Service, if such failure shall remain unremedied for sixty (60) days after notice thereof shall have been given by the recipient or, if the failure is of a type that cannot reasonably be cured within sixty (60) days, failure to initiate within such sixty (60) day period such action as reasonably can be taken toward curing the same and/or failure to prosecute such action as promptly as is reasonably possible after such action is initiated; or

                  (ii) the provider thereof, if the recipient thereof shall fail to pay to the provider any amount due to the provider hereunder with respect to the Shared Service in question, when the same becomes due and payable under this Agreement, and any such failure shall remain unremedied for a period of thirty
(30) days after notice thereof shall have been given by the provider to the recipient. The foregoing termination rights set forth in 8(d)(i) and 8(d)(ii) shall be in addition to all other rights and remedies that the non-breaching party may have against the breaching party with respect to such Shared Service under this Agreement.

                  (e) Upon the discontinuation or termination of a Shared Service hereunder, this Agreement shall be of no further force and effect for such Shared Service except as to obligations accrued prior to the date of discontinuation or termination. The party providing the Shared Service shall, within thirty (30) days after discontinuation or termination of a Shared Service, deliver to the other Party all property of the other party in the possession of the servicing party, including, but not limited to, all books, records, contracts, leases, receipts for deposits, and all other papers or documents which are maintained by the servicing party and which pertain solely to providing such service to the benefiting party. In addition, the servicing party shall furnish to the benefiting party all such information and take all such other actions as the benefiting party shall reasonably require to effectuate an orderly and systematic transfer of the servicing party's duties and activities, provided that the reasonable costs of the same shall be properly reimbursed to the servicing party by the benefiting party with respect to the Shared Service.

                  9. Level of Services. Subject to the terms and conditions of this Agreement or any Further Agreement, services provided with respect to a Shared Service shall be as follows:

                  (a) The party providing a Shared Service to the other party, through its employees, agents, contractors or independent third parties, shall provide to the other party the basic level of service reasonably necessary to perform the tasks specified for such Shared Service. At all times during the performance of Shared Services, all persons performing Shared Services who shall be in the employ and/or under the control of the party providing the service (including agents, temporary employees and consultants) shall be construed as being independent from the benefiting party and not as employees of the benefiting party and shall not be entitled to any payment, benefit or perquisite directly from the benefiting party on account of such services.

                  (b) The servicing party shall not be required to perform services hereunder, or under a Further Agreement that conflict with any applicable legal requirement.

                  (c) The benefiting party shall provide timely decisions and reasonable written policy guidelines as required for the performance of Shared Services by the party providing a Shared Service to the benefiting party.

                  (d) From time to time, a party may desire services in excess of the level of basic Shared Services that may have been agreed to by the parties. A party shall have the right to request such services by providing the other party with written notice ("Requested Services"); provided, however, that no such request relating to services provided for in a Further Agreement may be made except as provided in such Further Agreement. To the extent that it can reasonably do so, the servicing party shall provide the Requested Services on the basis requested by the benefiting party and for a fee agreed upon by the parties pursuant to the terms and conditions of this Agreement or any Further Agreement.

                  (e) In the event that a servicing party shall deem it necessary in the performance of a service hereunder or under a Further Agreement to obtain the services of any third party or to obtain additional leased equipment or other facilities in connection therewith, that will result in an additional cost to the benefiting party, the servicing party shall obtain the written approval of the benefiting party prior to obtaining any such third party services or additional leased equipment or other facilities. Each of the parties agrees that any such third party agreement shall be terminable upon written request by the benefiting party subject to any outstanding commitments. The cost of such additional third party services and/or additional equipment and facilities shall be billed to and paid for by the benefiting party in the manner set forth in Section 7 hereof, or in a Further Agreement. Notwithstanding the foregoing, the prior written approval shall not be required in cases of emergency where the failure to obtain such third party services or equipment or other facilities, in the best judgment of the servicing party, will cause economic harm to the benefiting party in excess of the cost to be incurred in obtaining such third party services and/or additional equipment. Oral or written notice and an estimate of the costs shall be provided to the benefiting party within twenty-four (24) hours after an emergency.

                  10. Force Majeure. (a) Upon the occurrence and during the continuance of an Event of Force Majeure (as defined in Section 20), the obligation of a party to provide one or more Shared Services or the obligation of a party to accept one or more Shared Services, as the case may be, shall be temporarily suspended; provided, however, that: (i) such suspension shall relate solely to that portion of the Shared Services that the party seeking to rely on such Event of Force Majeure is unable to perform or accept, as the case may be; and (ii) such suspension shall be in effect only for such period during which such Event of Force Majeure shall be continuing. If such Event of Force Majeure results in a partial rather than a total inability on the part of the provider to perform or the recipient to receive the Shared Service, the recipient or the provider, respectively, shall be entitled to receive or provide the pro rata portion of any available quantity or level of such Shared Service.

                  (b) Upon the occurrence of an Event of Force Majeure, the party claiming such event shall provide prompt written notice to the other party that specifically describes the circumstances causing the Event of Force Majeure, the Facilities affected by such Event of Force Majeure and the Shared Services suspended on account of each Event of Force Majeure, provided that any failure to provide such notice shall not affect the rights of the party claiming such event except to the extent that the other party has suffered actual prejudice thereby.

                  (c) If an Event of Force Majeure prevents a party from fully performing its obligations under this Agreement or a Further Agreement, such party shall diligently attempt to remove the cause of its inability to perform fully and shall keep the other party advised on a regular basis of its progress in removing the cause of its inability to perform fully its obligations hereunder.

                  (d) Upon the occurrence and during the continuance of an Event of Force Majeure, the recipient of a Shared Service which is affected by such Event of Force Majeure shall be entitled to obtain substitute services or facilities on a temporary basis. If an Event of Force Majeure continues for not less than sixty (60) days, the recipient may elect to obtain any substitute service or facility on a permanent basis, and if such election is made, then on the later of: (i) the thirtieth (30th) day after the date on which the recipient notifies the provider that it intends to exercise its right to obtain permanent substitute services or facilities, and (ii) any date of termination specified in such notice, the provider will have no further obligation to provide and the recipient shall have no further obligation to accept such Shared Services and all costs associated with such Shared Services shall cease to accrue; provided, however, that if the provider also is a recipient of the Shared Service in question and such cancellation would have the effect of depriving the provider of the use or benefit of such Shared Service, then the recipient shall only be entitled to obtain substitute services or facilities on a permanent basis after receiving the prior written consent of the provider, which consent shall not be unreasonably withheld.

                  (e) In the event that a party which is providing a Shared Service pursuant to the terms of this Agreement or a Further Agreement becomes unable to operate the relevant Facility and provide such Shared Service due to a work stoppage or other Event of Force Majeure (an "Interruption"), the other party shall have the right to assume operation of the affected Facility for so long as the party otherwise responsible for providing the Shared Service shall remain unable to operate the relevant Facility, provided such assumption of operation shall not have material adverse consequences to the affected provider. The Committee shall establish contingency guidelines applicable to an Interruption with respect to the Shared Services which will set forth the procedures pursuant to which the employees of the other party will operate the affected Facility during the Interruption. To that effect, a party will provide to employees of the other party training and access to information sufficient to allow such employees to operate the Facilities providing Shared Services safely and efficiently during an Interruption. The parties hereby undertake to use commercially reasonable efforts in the event of an Interruption to allow the employees of the other to operate an affected Facility or Shared Service.

                  (f) The parties hereto acknowledge and agree that, absent the provisions of Section 10(e) they would not have entered into this Agreement and that irreparable damage may occur in the event that such provisions are not performed in accordance with their terms. The parties hereto agree that each party shall be entitled, in addition to any other remedy at law or in equity, to equitable relief, including injunctive relief and specific performance of the terms of such provisions, in the event of a breach by the other party of any of the provisions of any of such sections.

                  11. Temporary Suspension of Shared Services for Repairs and Improvements. (a) To allow the party that owns a Facility and provides a Shared Service to maintain and/or make necessary repairs or improvements to the Facility, such party may elect to reduce, interrupt, allocate, alter or change (each activity a "Change") the relevant Shared Services that it is required to provide under this Agreement or a Further Agreement, provided that:

                  (i) The party desiring to make the Change shall give notice of such action, describing in reasonable detail such Change and the reasons therefor, to the other party, pursuant to Section 19(h) hereof; and

                  (ii) The party that is the recipient of the Shared Service in question provides prior written consent for the Change, which consent shall not be denied unreasonably. Prior written consent shall not be required with respect to Changes that are (x) required by any applicable law, rule, regulation or Governmental Order (as defined in Section 20), or (y) in the reasonable opinion of the party effecting the Change, required to preserve the safety or environmental standards at the relevant Site or Facility or required by any other contractual undertakings in existence on the date of the Closing to which such party is subject.

                  (b) Except as the parties may otherwise agree in writing, a party that desires to undertake a Change, as described in Section 11(a) hereof, shall be responsible for any costs associated with effecting the change; provided, however, that (i) a portion of the costs of any Change which shall be required by any applicable law, rule, regulation or Governmental Order or required to preserve safety or environmental standards as provided for in
Section 11(a)(ii)(x) and (y) above shall be allocated to the party receiving the relevant Shared Service pro rata to its usage of the relevant Facility, and (ii) this Section 11(b) shall not apply to costs related to activities that are part of a standard periodic maintenance program. In the event of an inconsistency in application between the provisions of this Section 11(b) and of Section 12(b), the provisions of Section 12(b) shall govern.

                  (c) The party undertaking any Change described in Section 11(a) hereof shall use all reasonable efforts to allocate the effects of such Change in a manner so that each party receives its pro rata portion of any available quantity or level of any affected Shared Service.

                  (d) Upon the occurrence and during the continuance of any Change referred to in this Section 11, the parties shall cooperate to attempt to arrange for Shared Services to be furnished in an alternate manner, to minimize or reduce the effect on their operations of such Change of a Shared Service, and to otherwise engage in a course of conduct intended to enable the provider thereof to provide and the recipient thereof to receive the suspended Shared Service, in each case without imposing any obligations on either party in addition to those otherwise imposed by this Agreement or a Further Agreement as may be the case, including, without limitation, obligations that would increase the costs that are to be borne by the parties.

                  12. Alteration of Facilities. (a) Except as provided herein, or in a Further Agreement, no party shall make any alteration to its Site or to any Facility without prior written consent of the other party if such alteration would materially adversely affect such party's ability to provide Shared Services to such other party on the terms and conditions of this Agreement or a Further Agreement or that would materially increase the amounts that are payable by such other party in connection with Shared Services; provided that the restrictions of this Section 12(a) shall not apply to any alteration: (i) that is required by any law, rule, regulation or Governmental Order; (ii) that, in the reasonable opinion of the party making the alteration, is required to preserve safety or environmental standards at the Site or Facility or is required by any other contractual undertakings in existence on the date of the Closing to which the party making the alteration is subject; or (iii) if the amounts that are payable by such other party in connection with Shared Services provided to such other party would not be materially increased as a result of such alteration.

                  (b) Should a party determine that alterations and/or improvements are needed or desirable on a Facility, then such party shall notify in writing the other party, specifying the nature and scope of the work to be performed and the reason therefor. Costs for such alterations and/or improvements will be borne by the demanding party, unless (i) the alterations or improvements are required in order to maintain the then-existing capabilities of the relevant Facility, in which case the costs shall be allocated among the parties pro rata according to their usage of the relevant Facility, (ii) the non-demanding party agrees to pay a portion of such costs, in which case such non-demanding party shall be entitled to receive such portion of the benefits of the alteration and/or improvement as corresponds to its portion of the costs, or
(iii) the work to be performed is required by, or for compliance with, any law, rule, regulation or Governmental Order, in which case the parties shall share the costs of such alteration and/or improvement pro rata according to their usage of the relevant Facility.

                  13. Additional Covenants.

                  (a) Inspection, Access and Testing. At scheduled times and intervals to be agreed upon by the parties, each of Century and Pechiney shall:

                  (i) permit either the other party or, at such other party's option, independent public accountants mutually acceptable to the parties, to inspect the books and records of such other party relating to the Shared Services furnished pursuant to this Agreement, provided that such inspection and audit shall be conducted for the sole purpose of determining whether the costs charged have been assessed in accordance with the terms of this Agreement and the Further Agreements, and the cost of such inspection shall be borne by the requesting party; and

                  (ii) permit the other party or any of such other party's agents or representatives to visit its Site in order to: (A) consult with those agents of the requested party designated by such party regarding Shared Services to be provided hereunder and the Further Agreements, and (B) require that meter calibration and/or other tests be conducted to verify the accuracy of equipment used to determine the quantity or quality of Shared Services provided hereunder and the Further Agreements, provided that: (y) no party shall be entitled to require meter calibration and/or other tests permitted by clause (B) above any more frequently than every thirty (30) days; and (z) each party shall cause its employees, agents and representatives to comply with all of the other party's rules and regulations pertaining to security, safety and property protection and follow the route or routes designated by such party.

                  (b) Books and Records. Each party shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions related to Shared Services and the performance of its obligations under this Agreement and the Further Agreements, including, without limitation, recording the levels or quantities of Shared Services provided by or on behalf of that party to the other party under this Agreement and the Further Agreements, the costs and expenses associated therewith and amounts paid by or on behalf of such party. In addition to the obligations set forth in Section 13(a), each party shall make such books and records available to the other party for inspection upon reasonable request.

                  (c) Authorizations and Permits. (i) Except as otherwise specified herein, each party shall maintain in full force and effect all authorizations, waivers, consents, permits (including all Environmental Permits (as defined in Section 20)), orders and approvals and make or cause to be made all registrations, filings, permit modifications or transfers (including any Environmental Permit modifications or transfers) and notices with or to all third parties and Governmental Authorities necessary or appropriate for such party to provide the Shared Services with respect to which it is the provider and to maintain all Facilities owned by it; and (ii) with respect to such authorizations, waivers, consents, permits, orders and approvals that will materially affect the manner in which a party operates its Site, such party shall consult with and allow the other to participate in discussions with any Governmental Authority or third party regarding compliance with any such authorizations, waivers, consents, permits, orders or approvals and in the making of any such registration, filing, permit transfer or notice now or hereafter in effect or to obtain, modify or renew any such authorizations, waivers, consents, permits, orders or approvals.

                  14. Reporting. Each party shall furnish to the other party:

                  (a) promptly, and in any event (except for emergency situations or Events of Force Majeure) not later than thirty (30) days prior to the commencement of a suspension or a reduction of a Shared Service, a statement describing the nature, extent, effect and the anticipated duration of such suspension or reduction of Shared Service;

                  (b) promptly upon receipt thereof, copies of any statement or report to or notice from any Governmental Authority or third party that relates to any authorization, waiver, consent, permit (including any Environmental Permit), order or approval that relates to any Shared Service to be provided by or on behalf of such party and that materially affects the manner in which the other operates its Site;

                  (c) promptly upon becoming aware thereof, notice of any event or occurrence that results in any noncompliance by it with any applicable law, rule, regulation, permit or authorization including, without limitation, any Environmental Law or Environmental Permit insofar as such noncompliance will adversely affect any Shared Service to be provided by or on behalf of it to the other party or the performance of any of its other obligations under this Agreement;

                  (d) within a reasonable period after becoming aware thereof, notice of any event or contingency that may significantly increase the other party's share of costs under this Agreement and any proposals to avoid or reduce such cost increase; and

                  (e) promptly, and in any event not later than three (3) business days prior thereto, notice of the date and time of all meter calibrations or other tests conducted to verify the accuracy of the equipment used to determine the quality, quantity or level of Shared Services.

                  15. Dispute Resolution. (a) In the event that any dispute, claim or controversy shall arise as to whether either party hereto shall have fulfilled its respective obligations under this Agreement or a Further Agreement, the parties agree that within five (5) days after notification thereof authorized representatives of the parties shall meet to resolve such dispute, claim or controversy. If, within ten (10) days after the authorized representatives first began such meetings the parties have not agreed to a resolution, a Pechiney representative and a Century representative (other than, in the case of each party, the aforementioned authorized representatives) shall meet within five (5) days to resolve such dispute, claim or controversy. If, within ten (10) days after such designated representatives first began such meetings, the parties have not reached agreement, the dispute, claim or controversy shall be determined in the manner set forth in Section 15(b) hereof.

                  (b) If, within five (5) business days after the date referred to in the last sentence of Section 15(a) hereof the dispute, claim or controversy in question remains unresolved, such dispute, claim or controversy shall be finally resolved by arbitration by three arbitrators in New York City pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce, and any award rendered by an arbitral panel in accordance therewith shall be final and binding on the parties and nonappealable. By execution of this Agreement each of the parties consents to the jurisdiction of such arbitral panel for itself and in respect of its properties. Any costs of the proceedings described in this Section 15(b) shall be borne by the parties equally.

                  (c) Notwithstanding the other provisions of this Section 15, if a Further Agreement establishes a dispute resolution procedure, such procedure shall be used by the parties to resolve any dispute, claim or controversy between them which arises solely under such Further Agreement. If a dispute, claim or controversy arises under both this Agreement and a Further Agreement, the provisions of this Section 15 shall apply thereto.

                  16. Liability Generally. Neither party shall be responsible for special or consequential or incidental damages (including lost profits) of the other party arising out of such party's performance or non-performance of this Agreement or a Further Agreement, provided that nothing herein shall limit a party's liability for damages (other than the exclusion of special, consequential or incidental damages), including costs of repair and remediation, to its or the other party's Site. Each party shall use all reasonable efforts to minimize its damages caused by the other party.

                  17. Indemnification. (a) Subject to the limitations set forth in Section 16 and Sections 17(c) and (d) below, Century hereby agrees to indemnify, hold harmless and defend Pechiney and Pechiney's Affiliates against and in respect of any and all Losses (including reasonable attorneys' fees and litigation expenses) incurred by Pechiney and Pechiney's Affiliates caused by or arising from (i) acts of Century in connection with the performance of (or failure to perform) any of Century's obligations under this Agreement and the Further Agreements that would constitute negligence, recklessness or willful misconduct of Century and (ii) any condition, event or act caused or contributed to by Century at or affecting a Facility owned by Pechiney.

                  (b) Subject to the limitations set forth in Section 16 and Sections 17(c) and (d) below, Pechiney hereby agrees to indemnify, hold harmless and defend Century and Century's Affiliates against and in respect of any and all Losses (including reasonable attorneys' fees and litigation expenses) incurred by Century and Century's Affiliates caused by or arising from (i) acts of Pechiney in connection with the performance of (or failure to perform) any of Pechiney's obligations under this Agreement and the Further Agreements that would constitute negligence (or, in the case of the provision of fire protection, security and alarm services, as provided for in Section 17 of Annex A to Exhibit B hereto, gross negligence), recklessness or willful misconduct of Pechiney and (ii) any condition, event or act caused or contributed to by Pechiney at or affecting a Facility owned by Century.

                  (c) A party seeking indemnification pursuant to this Section 17 (the "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right to undertake the defense of any such claim asserted by a third party and the Indemnified Party shall cooperate in such defense and make available all records and materials requested by the Indemnifying Party in connection therewith at the Indemnifying Party's expense. The Indemnified Party shall be entitled to participate in such defense, but shall not be entitled to indemnification with respect to the costs and expenses of such defense if the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not be liable for any claim settled without its consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may settle and claim without the consent of the Indemnified Party, but only if the settlement involves solely monetary damages.

                  (d) No owner of a Site shall be responsible for Losses suffered by the other party or its Affiliates or their officers, directors, employees or agents arising out of or in connection with Shared Services provided on such owner's Site, except to the extent (but subject to Section 16) such Losses resulted from the negligence, recklessness or willful misconduct of the owner of such Site.

                  18. Insurance. During the term of this Agreement, each of Century and Pechiney shall, at its own cost and expense:

                  (a) provide and keep in force commercial general liability insurance against liability for death, personal injury and property damage in amounts, including without limitation in respect of injuries to any one person and injuries from any one occurrence and in respect of property damage from any one occurrence that are no less than those customarily maintained by companies similarly situated to the parties in respect of their operation of facilities similar to the Sites.

                  (b) provide and keep in force insurance providing against loss by fire, lightning, the perils of extended coverage and malicious mischief covering its assets at the Ravenswood Complex and any other alterations, improvements, equipment, furnishings, fixtures, property and contents on its Site (collectively, "Insured Property"), in amounts that are no less than those customarily maintained by companies similarly situated to the parties in respect of their operation of facilities similar to the Sites.

                  Each of Century and Pechiney shall cause each policy carried by it insuring, as to itself, its Site and Insured Property against loss, damage, or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Century or Pechiney, as the case may be, in connection with any loss or damage covered by any such policy.

                  All policies of insurance required hereunder shall be written and signed by solvent and responsible insurance companies reasonably satisfactory to the parties. Unless otherwise provided herein, certificates of insurance for insurance coverages required hereunder shall be deposited with the parties prior to occupancy of any Facility. Not less than fifteen (15) days prior to the expiration dates of said insurance coverages, renewal certificates shall be deposited with the parties. If a party fails to deposit with the other any certificate of insurance required hereunder, after thirty (30) days advance notice and prior to the provision of such certificate, such other party may, at its option, obtain the insurance coverages in respect of which the required policy or certificate was not provided, at the expense of the breaching party, and the cost thereof shall be paid to the non-breaching party upon written demand.

                  19. Miscellaneous.

                  (a) Assignment. No party may assign or delegate this Agreement, any Further Agreement or the rights and obligations created hereunder and thereunder without the prior written consent of the other, whether by way of transfer, merger with or into such party, consolidation, reorganization or otherwise, except in connection with a sale or transfer of the assigning party's entire interest in its Site, in which event such assignment of this Agreement and any Further Agreement then in effect to the transferee of the property shall be required. Any purported assignment without such consent shall be void and shall constitute a breach of this Agreement. Upon the sale or conveyance of all or any portion of a Site, the Site owner shall cause the purchaser or transferee to expressly assume the obligations of the Site owner hereunder in respect of the agreements made herein.

                  Subject to the foregoing, all of the terms and provisions of this Agreement and Further Agreements shall be binding upon, and inure to the benefit of, and shall be enforceable by, the respective successors and assigns of the parties hereto.

                  (b) Waiver. No failure or delay on the part of either party in the exercise of any power, right or privilege arising hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                  (c) Severability. If any provision of this Agreement is for any reason found to be ineffective, unenforceable or illegal, such condition shall not affect the validity or enforceability of any of the remaining portions hereof; provided, further, that the parties shall negotiate in good faith to replace any ineffective, unenforceable or illegal provision with an effective replacement as soon as is practical.

                  (d) Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together constitute one and the same instrument.

                  (e) No Partnership or Agency Created. Nothing contained herein or done in pursuance of this Agreement or any Further Agreement shall constitute the parties as entering upon a joint venture or partnership, or shall constitute either party the agent for the other party for any purpose or in any sense whatsoever. Neither party shall hold itself out to any third party as a partner or agent of the other party hereto contrary to the terms of this Section and neither party shall be or become liable for any representation, act or omission of the other party which is contrary to the terms of this Section.

                  (f) Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without reference to the conflict of laws provisions thereof.

                  (g) Effect of Headings. The headings of the sections and subsections contained herein are for convenience of reference only and are not intended to be and shall not be construed as part of or to affect the meaning or interpretation of this Agreement.

                  (h) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; two business days after it is sent, if sent for expedited delivery by recognized international delivery services (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to Century, addressed to:

                           2511 Garden Road
                           Building A, Suite 200
                           Monterey, CA 93940
                           Attention:  Gerald J. Kitchen, Esq.
                                       Executive Vice President, General Counsel
                                       and Chief Administrative Officer
                           Tel:     (831) 642-9300
                           Fax:     (831) 642-9328

                           With a copy to the manager of the Reduction Plant at the Ravenswood. Site.

                  If to Pechiney, addressed to:

                           Pechiney Rolled Products, LLC
                           8770 West Bryn Mawr Avenue
                           Chicago, IL 60631
                           Attention:  Eileen Burns Lerum, Esq.
                           Tel:     (773) 399-8695
                           Fax:     (773) 399-3527

                           With a copy to the manager of the Fabrication Plant at the Ravenswood Site.

or to such other place and with such other copies as such party may designate as to itself by written notice to the others.

                  (i) Entire Agreement; Controlling Documents. This Agreement is intended to be a complete and integrated agreement with respect to the subject matter thereof, superseding all prior agreements (except for the Purchase Agreement and the Ravenswood Indemnity Agreement (as defined in the Purchase Agreement)) and understandings with respect thereto. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto. Any other provision of this Agreement to the contrary notwithstanding (other than Section 15(c)), in the event of any inconsistencies between any provisions of this Agreement and any of the Further Agreements, the provisions of the relevant Further Agreement shall be controlling. With respect to the provisions regarding indemnification contained in Section 17 hereof, in the event of any inconsistencies between any of such provisions and the provisions regarding indemnification set forth in the Purchase Agreement, the provisions of the Purchase Agreement shall be controlling.

                  (j) Waiver of Jury Trial. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Further Agreement or the actions of any party in the negotiation, administration, performance and enforcement thereof.

                  (k) Relationship of Parties. In all matters relating to this Agreement or any Further Agreement, both parties will be contractors and will be solely responsible for the acts of their employees, officers, directors and agents including any third parties providing Shared Services or Shared Facilities on a party's behalf. Employees, agents or contractors of a party shall not be considered employees, agents or contractors of the other party. Neither party shall have the right, power or authority to create any obligation, express or implied, on behalf of the other party.

                  (l) Survival. Without prejudice to the survival of the other agreements of the parties hereunder, the agreements of the parties pursuant to Sections 7 (to the extent applicable), 16 and 17 hereof shall survive the termination of this Agreement.

                  (m) Estoppel Certificate. Each party agrees to furnish to the other party within ten (10) days of the request therefor, at the request of the other party, an executed certificate signed by such party containing a list of the Shared Services and Facilities provided by such party under this Agreement that are then in effect, and confirming the accuracy of such list.

                  (n) Business Interference. Neither party shall take any action which would violate the other's labor contracts, if any, affecting the Ravenswood Complex or its Site, or create any unreasonable building construction interruption, work stoppage, picketing, labor disruption or dispute, or take any action which is likely to interfere with the business of the other party at the Facilities without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

                  (o) Further Assurances. From time to time, each party agrees to execute and deliver such additional documents and to provide such additional information and assistance as the other party shall reasonably require in order to carry out the terms of this Agreement and any Further Agreement.

                  (p) Regulations. All employees of each party when on the property of the other party in connection with this Agreement and any Further Agreement and the easements to be granted pursuant thereto and the services to be provided hereunder will conform to the rules and regulations concerning health, safety and security of such other party with respect to its Site.

                  (q) Compliance with Laws. The parties hereto shall use reasonable efforts to comply fully with all applicable requirements of law in connection with the performance of its obligations and the receipt of services hereunder and any Further Agreement.

                  20. Certain Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Affiliate" means, as to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity or is a director or officer of such person or entity. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a person or entity means the possession, direct or indirect, of the power to vote 50% or more of the voting stock of such person or entity or to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting stock, by contract or otherwise.

                  "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation or common law, and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent order, consent decree or judgment, in each case in effect and as amended as of the date hereof or at any time while this Agreement remains in effect, regulating the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Material.

                  "Environmental Permits" means all permits, approvals, regulations and other governmental consents of any Governmental Authority necessary for the use, occupancy or operation of the Sites and required by any applicable Environmental Law.

                  "Event of Force Majeure" means, for any person or entity, any event, circumstance or condition that is beyond the control of such person or entity and that prevents such person or entity from performing, in whole or in part, its obligations under this Agreement or any Further Agreement. Without limiting the generality of the foregoing, the following occurrences shall be deemed to be Events of Force Majeure: (a) Acts of God, fire, explosion, accident, flood storm or other natural phenomenon; (b) war (whether declared or undeclared), riot, blockade, sabotage or acts of public enemies; (c) national defense requirements; (d) compliance with any law, rule, regulation or Governmental Order that (i) becomes effective after the date of the Closing and
(ii) is binding on the person or entity seeking to rely on such law, rule, regulation or Governmental Order to excuse performance and such person's or entity's compliance therewith is not voluntary or optional; (e) strikes, lockouts or injunctions (it being understood that nothing herein shall require a person or entity to settle such or any other kind of labor dispute except on such terms as shall be satisfactory to such person or entity); (f) unavailability (for reasons other than the cost thereof) of adequate fuel, power, raw materials, labor or transportation facilities; and (g) breakage or failure of key machinery or key equipment.

                  "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Hazardous Material" means petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and any other chemicals, materials or substances, in each case and to the extent regulated under any applicable Environmental Law.

                  "Losses" means any and all liabilities, losses, damages, claims, costs, interests, judgments, fines, amounts paid in settlement and expenses actually incurred by a party.

                  IN WITNESS WHEREOF, the parties hereto have had this Agreement executed by their respective authorized officers as of the date first written above.


                                CENTURY ALUMINUM OF WEST VIRGINIA, INC.


                                By:      /s/   Gerald J. Kitchen
                                      -----------------------------------------
                                Its:     Vice President
                                      -----------------------------------------


                                PECHINEY ROLLED PRODUCTS, LLC


                                By:      /s/   J.M. Schemm
                                      -----------------------------------------

                                Its:     Vice President
                                      -----------------------------------------

                                    EXHIBITS


A     -    Site Plan

B     -    List and Description of Shared Services

C     -    Power Subcontract

D     -    Partial Assignment Agreement with respect to Gas Contracts

E     -    Environmental  Services Agreement

F     -    Tank Farm Lease Agreement

G     -    Met Tower License Agreement

H     -    Reciprocal Easement Agreement

                                                                       EXHIBIT A


                                    SITE PLAN

                                                                       EXHIBIT B


SHARED SERVICE                                  OWNER                                                 MANAGER
--------------                                  -----                                                 -------
Well Water                                      Pechiney                                              Pechiney

Fire Water                                      Each                                                  Each

Drinking Water                                  Each                                                  Each

Secondary Wastewater Treatment                  Century                                               Century

Steam                                           Century                                               Century

Transmission Facility -                         Century                                               Century
Except Single Circuit Lines that feed
Pechiney Site and Substation thereat

Transmission Facility - Single Circuit          Pechiney                                              Pechiney
Lines that feed Pechiney Site and
Substation thereat

Dust Waste Facility                             Pechiney                                              Pechiney

Solid Waste Facility                            Pechiney                                              Pechiney

Aluminum Scrap                                  Each                                                  Each

Rail lines - Century Site                       Century                                               Century

Rail lines - Pechiney Site                      Pechiney                                              Pechiney

River Dock                                      Century                                               Century

Gas Facilities Pechiney Site                    Pechiney                                              Pechiney

Gas Facilities Century Site                     Century                                               Century

Compressed Air                                  Each                                                  Each
Stores                                          Pechiney                                              Pechiney
                                                (Century to construct own within 18 months)

Outfalls/Blocking Wells                         Managed by agreement under Exhibit E

Metal Analysis Lab                              Pechiney                                              Pechiney

Fire, Medical, Security, Alarm System           Pechiney                                              Pechiney (if and until split)

Administrative Offices                          Pechiney                                              Pechiney
                                                (Century to construct own within 6-12 months)

Administrative Services                         Pechiney                                              Pechiney
(HR/Accounting/Purchasing)                      (Century to establish own within 3-6 months)

Parking                                         Each                                                  Each

Training Facility                               Pechiney                                              Pechiney

Janitorial                                      Each                                                  Each

Fencing-Common                                  Shared                                                Shared

Truck Scale                                     Pechiney                                              Pechiney
                                                (Century to install own within 18 months)

Recreation Center                               Century                                               Century

Shared Software                                 As provided in Annex A